Exhibit 99.1

Contacts:
West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford (443) 213-0506

West Announces First Quarter 2015 Results
- Conference Call Scheduled for 9 a.m. Today -

Exton, PA April 30, 2015 - West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the first quarter of 2015 and updated financial guidance for the full year 2015.

Highlights

•	Improved sales mix fuels wider gross margin and 21.6% growth in operating profit

•	First-quarter diluted EPS rose 18.4% to $0.45 per share

•	Reported sales declined 3.1% due to currency

•	6.5% growth in net sales at constant currency(1)

•	Maintains 2015 constant currency sales growth estimate in the range of 6% to 8%

•	Reported sales expected to be 1% to 2% lower

•	Narrows 2015 adjusted diluted EPS estimate to between $1.69 and $1.84 (1)

•	Currency now expected to impact EPS comparisons to 2014 by between $0.23 to $0.25

Summary comparative results for the first quarter were as follows:

($ millions, except per-share data)	Three Months Ended March 31,
	2015	2014
Reported Net Sales	$335.9	$346.8
Net Sales at Constant Currency(1)	$369.4	$346.8
Gross Profit Margin	32.7%	30.7%
Operating Profit	$47.8	$39.3
Diluted EPS	$0.45	$0.38

(1)	"Net Sales at Constant Currency" and "Adjusted diluted EPS" are Non-GAAP measurements. See discussion under the heading "Non-GAAP Financial Measures" in this release.

Net sales at constant currency grew by 6.5%, largely due to an increase in high-value packaging component sales. Currency translation reduced reported comparative sales growth by 9.6%. Net sales at constant currency grew 7.7% in Pharmaceutical Packaging Systems (PPS) and 3.3% in Pharmaceutical Delivery Systems (PDS).

Consolidated gross profit of $109.7 million was 3.1% higher than in the prior-year period and gross profit margin improved 2.0 margin points, to 32.7%. A more profitable sales mix and production efficiencies drove a 3.7 gross margin-point improvement in PPS, which was partially offset by a decline in the PDS gross margin attributed to lower-margin service revenues and increased overhead and depreciation related to new capabilities supporting both proprietary and contract manufacturing programs.

R&D costs were $7.5 million and 2.2% of revenue in the quarter, compared to $10.0 million and 2.9% of revenue in the prior-year period. The decline was due primarily to the reallocation of resources to customer-funded development projects. SG&A costs declined 2.1% to $55.2 million due primarily to favorable currency translation.

The gross profit increase and net decline in other operating costs, along with a $1.5 million improvement in other income, primarily from foreign exchange, yielded an operating profit increase of 21.6%, to $47.8 million, when compared to the 2014 quarter.

The estimated annual effective tax rate (ETR) for 2015 is 28.4%, compared with 27.0% in 2014. The increase in the ETR is attributable to expiration of the U.S. credit for increasing research activities and the impact of shifts in the geographic mix of earnings and tax rates, which is attributable in part to the stronger U.S. dollar.

Net income improved 21.4% to $32.9 million, compared to $27.1 million in the 2014 period, and diluted EPS increased to $0.45 in the quarter, compared to $0.38 in the prior-year period.

Executive Commentary

“West had a very good start to 2015 despite the challenge presented by the strengthening U.S. dollar,” said Donald E. Morel Jr., PhD, West’s Chairman. “The keys to our performance were the particularly strong growth in high-value packaging component sales, which had declined in the 2014 quarter, and managing our discretionary spending where possible, in an effort to mitigate the impact of currency. As a result, despite the over 9% adverse sales impact of currency, we delivered a gross profit increase and an 18.4% increase in diluted earnings per share when compared to the relatively slow start last year.”

“The first-quarter results highlight the critical, long-term importance of innovation to our business. The leading contributors to PPS’ growth in the quarter - West’s FluroTec® and Westar® lines and similar Daikyo® offerings - continue to drive sales growth after many years in the market, augmented by growth in Envision® products. PDS proprietary products also grew by over 12% in the quarter, including the more mature éris™ safety system along with Crystal Zenith® vials and SmartDose® electronic wearable injector sales and related services in support of customers’ developmental efforts. We continue to be encouraged by the uptake of NovaPure, and by the progress of our proprietary delivery system products, including an expected mid-year customer introduction of a new CZ vial application.”

“Looking forward, our order book is strong entering the second quarter. For the full year 2015, we continue to expect year-over-year revenue growth in the 6% to 8% range, excluding currency, although our visibility into the second half of the year is somewhat limited. We expect adjusted diluted EPS to be in the range of $1.69 to $1.84 for 2015, including $0.23 to $0.25 of adverse currency effects when compared to 2014.”

“Finally, as announced on April 15th, Eric Green assumed his responsibilities as chief executive officer on April 24, 2015. I welcome his appointment and will be working with him to complete the transition in leadership over the next two months. I believe that West will be well led and is exceptionally positioned to grow and to achieve the long-term goals we’ve set for the company.”

“It has been an honor and my good fortune to lead West, through an existential challenge, strategic divestitures, selective acquisitions and a long period of sustained, profitable growth. That was the primary objective we set early on and it has proven more successful and rewarding than we would have dared imagine at the time. I thank all of those who helped create a new vision for West, a vision that included high, but achievable, business goals, ethical standards and growing participation in our many communities. We have been the beneficiaries of a strong and coherent leadership team and terrific partnerships with our colleagues at Daikyo and West Mexico. The persistence and hard work of West’s people have made it all possible. I am particularly proud of the men and women in our facilities around the world who, day-in and day-out, work to deliver the best possible products to our customers.”

Eric Green, West’s Chief Executive Officer, said, “I thank Don for all West's accomplishments under his leadership. I intend to build on that track record and the strategies that drove it, sustaining West as the market leader in innovative injectable drug packaging and bolstering our role in integrated delivery systems. I am honored and excited by the opportunity to lead such a well-respected and successful company and intend to work closely with Don and the Board to achieve an orderly transition.”

Pharmaceutical Packaging Systems

PPS first-quarter reported sales were $242.5 million. Net sales at constant currency were $272.4, or 7.7% higher than the $252.9 million reported in the first quarter of 2014. High-value packaging component sales grew 19.4% and comprised 46.6% of sales, compared to 42.0% in the prior-year period. Growth was attributed primarily to FluroTec-coated, Westar and Daikyo RSV® ready-to-sterilize, and Envision vision-inspected products. Standard packaging and disposable medical components grew at 3.4%, led by pre-fillable syringe and disposable syringe components. Constant currency sales growth was slightly higher in international markets, but was more than offset by the impact of the stronger U.S. dollar on reported sales.

Gross profit grew 6.2% to $94.9 million, and gross profit margin improved 3.7 margin points to a record 39.1%. The improvement in gross margin was attributed primarily to the impact of growth in high-value product sales and production efficiencies.

SG&A costs declined $1.0 million to $31.9 million, primarily due to the impact of currency translation, which offset increases in incentive compensation, sales commissions and merit pay increases, and were 13.2% of reported sales, compared to 13.0% in the prior-year period. Research and development costs of $3.0 million were $1.3 million lower than in the prior-year period due to reallocation of resources to commercial projects.

Operating profit grew 18.5% to $60.9 million on the improved gross profit and a $1.7 million increase in other income, primarily due to foreign exchange gains. Operating margin improved 4.8 margin points, to 25.1%.

Pharmaceutical Delivery Systems

PDS reported first-quarter 2015 sales were $93.5 million. Net sales at constant currency were $97.1 million, or 3.3% higher than in the comparable 2014 period. Comparability of prior-year period sales was also affected by $2.2 million of first-quarter 2014 sales of a contractual services business that was sold in 2014. Excluding those prior-year sales, net sales at constant currency grew by 5.8% on gains in both proprietary products and contract manufacturing. Proprietary product-related sales comprised 24.3% of segment sales compared to 22.5% in the 2014 period due to growth in SmartDose development agreement revenue and in sales of éris safety systems and Daikyo CZ products. Contract manufacturing benefited from an increase in sales of glucose monitoring devices.

Gross profit of $14.8 million was $2.2 million lower than in the comparable 2014 period and gross margin declined from 18.1% to 15.9%. The narrowing margin was due to new capacity costs for both contract services and proprietary products, as well as increased development agreement revenues, which typically carry lower margins.

SG&A costs of $10.7 million were 7.8% lower than in the 2014 period due to lower sales commissions and currency translation, net of an increase in incentive compensation. R&D costs of $4.5 million were $1.2 million lower than in the prior-year period, primarily due to redirecting personnel to production and customer-funded development activities. Efforts remain focused on the further development of SmartDose and CZ products.

The SG&A and R&D cost reductions partially mitigated the impact of lower gross profit, yielding an operating loss of $0.5 million, compared to $0.2 million in the 2014 period.

Corporate and Other

General corporate costs increased slightly to $5.9 million. Stock-based compensation expense increased $1.0 million, to $5.3 million, due to the impact of a share price increase in the quarter. U.S. pension expense declined $0.5 million, to $1.4 million, primarily because of changes in actuarial assumptions and asset valuations at the outset of 2015.

Financial Guidance

West’s expected full-year 2015 revenue and EPS guidance is summarized below:

(in millions, except EPS)	2015 Estimated Guidance	Prior Guidance
Consolidated net sales	$1,395 to $1,425	$1,430 to $1,460
Consolidated gross profit margin (% of sales)	32.0% to 32.5%	32.1% to 32.6%
Pharmaceutical Packaging Systems sales	$990 to $1,010	$1,020 to $1,040
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	37.1% to 37.6%	36.9% to 37.4%
Pharmaceutical Delivery Systems sales	$405 to $415	$410 to $420
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	19.5% to 20.0%	19.9% to 20.4%
Full-Year adjusted diluted EPS(1)	$1.69 to $1.84	$1.74 to $1.92

The estimated guidance for revenue reflects sales and results based on currently prevailing exchange rates. The Company expects 2015 net sales at constant currency to grow 6% to 8% compared with 2014.

The principal currency assumption used in preparing these estimates is the translation of the euro at $1.08 for the remainder of 2015. The comparable weighted average euro/U.S. dollar exchange rate for 2014 was $1.33. The expected adverse effects of currency on comparisons of 2015 to 2014 are approximately $120 million of sales and between $0.23 and $0.25 of adjusted diluted EPS.

The 2015 adjusted diluted EPS guidance excludes any impact of the revaluation of Venezuelan bolivar, as the Company continues to operate under the official exchange rate. It also excludes any charge associated with the Company's chief executive officer succession plan.

The Company’s estimated guidance for 2015 includes between $15 million and $20 million in net sales at constant currency from sales and development income associated with PDS’ proprietary products, including CZ vials, syringes and cartridges and the SmartDose electronic wearable injector. Those sales are associated with customers’ research and development efforts incorporating West’s proprietary products, the pre-commercial nature of which increases the risk that actual results may be lower than estimates.

The Company estimates its 2015 capital spending at between $145 million and $160 million, including approximately $25 million related to the planned new facility in Waterford, Ireland.

First-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 27364666.

A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.

An online archive of the broadcast will be available at the site three hours after the live call and will be available through Thursday, May 7, 2015, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 27364666.

Forward-Looking Statements

Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive.

Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the year ended December 31, 2014.

Non-GAAP Financial Measures

This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with generally accepted accounting principles (GAAP) accepted in the U.S., and therefore are referred to as non-GAAP financial measures:

•	Net sales at constant currency

•	Adjusted diluted EPS

•	Net debt

•	Net debt to total invested capital

West believes that these non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.

Our executive management does not consider such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.

Net sales at constant currency is determined by translating the current period sales of non-U.S. dollar subsidiaries into U.S. dollars using currency exchange rates that were in effect during the prior-year period. It does not capture differences associated with sales made by any entity in a currency different from its principal, or functional, currency.

In calculating adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items include restructuring and related costs, certain asset impairments, other specifically identified gains or losses, and discrete income tax items.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended March 31,
	2015		2014
Net sales	$335.9	100%	$346.8	100%
Cost of goods and services sold	226.2	67	240.4	69
Gross profit	109.7	33	106.4	31
Research and development	7.5	2	10.0	3
Selling, general and administrative expenses	55.2	16	56.4	16
Other income, net	(0.8)	—	0.7	—
Operating profit	47.8	15	39.3	12
Interest expense, net	3.7	1	3.6	1
Income before income taxes	44.1	14	35.7	11
Income tax expense	12.5	4	9.8	3
Equity in net income of affiliated companies	1.3	—	1.2	—
Net income	$32.9	10%	$27.1	8%

Net income per share:
Basic	$0.46		$0.38
Assuming dilution	$0.45		$0.38

Average common shares outstanding	71.7		70.6
Average shares assuming dilution	73.3		72.3

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended March 31,
Net Sales:	2015	2014
Pharmaceutical Packaging Systems	$242.5	$252.9
Pharmaceutical Delivery Systems	93.5	94.0
Eliminations	(0.1)	(0.1)
Consolidated Total	$335.9	$346.8

Operating Profit (Loss):
Pharmaceutical Packaging Systems (PPS)	$60.9	$51.4
Pharmaceutical Delivery Systems (PDS)	(0.5)	(0.2)
U.S. pension expense	(1.4)	(1.9)
Stock-based compensation expense	(5.3)	(4.3)
General corporate costs	(5.9)	(5.7)
Operating Profit	$47.8	$39.3

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency

Three-months ended March 31, 2015	PPS	PDS	Eliminations	Total
Reported net sales (GAAP)	$242.5	$93.5	$(0.1)	$335.9
Effects of changes in currency translation rates	29.9	3.6	—	33.5
Net sales at constant currency (Non-GAAP) (2)	$272.4	$97.1	$(0.1)	$369.4

(2) Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Three Months Ended March 31,
	2015	2014
Depreciation and amortization	$22.0	$21.8
Operating cash flow	$(1.9)	$8.8
Capital expenditures	$30.4	$31.7

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of March 31, 2015	As of December 31, 2014
Cash and cash equivalents	$207.1	$255.3
Debt	$330.7	$336.7
Equity	$941.1	$956.9
Net debt to total invested capital(3)	11.6%	7.8%
Working capital	$328.5	$406.8

(3) Net Debt and Total Invested Capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo®, Daikyo RSV®, and Crystal Zenith® are registered trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.